Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
Telephone - (414) 273-3500
Fax - (414) 273-5198

March 2, 2007

Leader Short-Term Bond Fund
c/o Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Re:	Agreement and Plan of Reorganization by and between Trust for Professional Managers and Unified Series Trust

Ladies and Gentlemen:

We have acted as counsel to Trust for Professional Managers, a Delaware statutory trust (“TPM”), on behalf of the Leader Short-Term Bond Fund (the “Acquiring Fund”), in connection with the acquisition of Leader Short-Term Bond Fund (the “Acquired Fund”), a separate series of Unified Series Trust, an Ohio business trust (“Unified”), pursuant to an Agreement and Plan of Reorganization dated as of January 18, 2007 (the “Agreement”). In connection with the reorganization of the Acquired Fund into the Acquiring Fund (the “Reorganization”) pursuant to the Agreement, a Registration Statement on Form N-14, which includes a Proxy Statement/Prospectus, has been prepared and filed by TPM with the Securities and Exchange Commission (the “Commission”) (as supplemented and amended, the “Registration Statement”). This opinion is furnished to you pursuant to Section 6.2 of the Agreement. Terms beginning with initial capital letters not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In connection with this opinion, we have examined such corporate documents and records, certificates of public officials, certificates of officers of the Acquiring Fund and TPM, and such other documents of the Acquiring Fund and TPM as we deemed necessary or appropriate for purposes of this opinion. In rendering our opinion, we have relied on such documents, records and certificates with regard to factual matters. In addition, in rendering our opinion, we have assumed the genuineness of all signatures of, and the authority and legal competency of, persons signing on behalf of the Acquiring Fund and TPM, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.
TPM is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, which, to our knowledge, has the power to own all of its properties and assets and to carry on its business as presently conducted, and the Acquiring Fund is a duly established and designated series of TPM;

Leader Short-Term Bond Fund
March 2, 2007

2.
TPM is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”) and, to our knowledge, and without any independent investigation, TPM’s registration with the Commission as an investment company under the 1940 Act is in full force and effect with respect to the Acquiring Fund;

3.
The Agreement has been duly authorized, executed, and delivered by TPM on behalf of the Acquiring Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquired Fund and Unified, is a valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and to general equity principles;

4.
Assuming that a consideration of not less than the net asset value of Acquiring Fund Shares has been paid, Acquiring Fund Shares to be issued and delivered to the Acquired Fund on behalf of the Acquired Fund Shareholders, as provided by the Agreement, are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of the Acquiring Fund has any preemptive rights with respect to Acquiring Fund Shares;

5.
The Registration Statement has been declared effective by the Commission and, to our knowledge, no stop order under the Securities Act of 1933 (the “1933 Act”) pertaining thereto has been issued, and to our knowledge, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required for consummation by the Acquiring Fund of the transactions contemplated by the Agreement, except as have been obtained under the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”) and the 1940 Act, and as may be required under state securities laws.

6.
The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated therein will not, result in a violation of TPM’s Declaration of Trust or any provision of any material agreement, indenture, instrument, contract, lease or other undertaking (in each case known to us) to which the Acquiring Fund is a party or by which the Acquiring Fund or any of its properties may be bound or, to our knowledge, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment, or decree to which the Acquiring Fund is a party or by which it is bound.

7.
In the ordinary course of our representation of the Acquiring Fund, and without having made any investigation, we do not know of any legal or governmental proceedings (only insofar as they relate to the Acquiring Fund) existing on or before the effective date of the Registration Statement or the Closing Date that are required to be described in the Registration Statement or to be filed as exhibits to the Registration Statement that are not described or filed as required.

Leader Short-Term Bond Fund
March 2, 2007

8.
In the ordinary course of our representation of the Acquiring Fund, and without having made any investigation, and except as otherwise disclosed, we are not aware of any litigation or administrative proceeding of or before any court or governmental body that is presently pending or threatened as to the Acquiring Fund or any of its properties or assets. In the ordinary course of our representation of the Acquiring Fund, and without having made any investigation, to our knowledge, the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business, other than as previously disclosed in the Registration Statement.

Whenever we indicate above that the opinion is with respect to matters “known by” us, such knowledge means the representations and warranties of TPM, on behalf of the Acquiring Fund, in the Agreement and in the documents delivered in connection with the Agreement, and the current conscious awareness of facts of the attorneys currently practicing law with our firm whom we have determined are reasonably likely, in the course of representing TPM, to have knowledge of the matters covered by the opinion.

Our opinion relates only to the laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdiction. With certain exceptions, we are members of the Bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin. The Agreement, as set forth in Section 13.2 therein, is governed by the laws of the State of Ohio, and TPM and the Acquiring Fund are governed by the laws of the State of Delaware. Thus, for purposes of our opinion in paragraphs 1, 3, 4 and 6 above, regarding: (i) the valid existence and good standing of TPM; (ii) the valid and binding nature of the Agreement; (iii) the validity of the Acquiring Fund Shares and (iv) the effect of the execution of the Agreement, we have assumed that there is no difference between the laws of the State of Delaware and the laws of the State of Wisconsin that would affect our opinion as set forth above.

This opinion has been rendered solely for your benefit. No other person or entity shall be entitled to rely hereon without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.